Exhibit 99.1

NOBLE CORPORATION ENTERS INTO SETTLEMENT WITH DOJ

LONDON, December 8, 2014 - Noble Corporation (NYSE:NE) today announced that it has reached a final settlement with the Department of Justice (DOJ), concluding a two-year investigation into the Company’s operations and systems aboard the drillship Noble Discoverer. The settlement agreement also covers certain record keeping issues related to the Kulluk drilling rig, which was previously crewed by Noble personnel. Under the terms of the agreement, Noble will pay $8.2 million in fines and $4 million toward community service as designated by the DOJ. Noble stated that it has taken responsibility for these actions and assisted in the investigation and in implementing changes in its vessel and management process.

These charges principally relate to deficiencies and maintenance issues raised by the U.S. Coast Guard during an inspection of the Noble Discoverer following a successful drilling season in offshore Alaska during 2012. Issues noted related to the Kulluk focused on recordkeeping. Concerns related to the Noble Discoverer have been addressed during the renovation and modernization of the rig which occurred as part of an extensive shipyard program conducted in Korea and Singapore. In addition to these improvements and upgrades to the vessel, Noble noted that it had strengthened its training programs to ensure that its operations more aptly reflect the Company’s deep commitment to safety, compliance and environmental protection.

The DOJ credited Noble’s efforts to resolve this matter, noting, “Noble promptly commenced an internal investigation and instituted new training of its employees across North America related to MARPOL and its International Safety Management Code. Noble also enhanced existing training programs and compliance policies, and voluntarily began the proactive implementation of a comprehensive compliance plan which will govern the conduct of its employees with respect to the safety and environmental issues raised by this investigation.”

Some of the mechanical and operational enhancements made to the Discoverer include:

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•	Replacement of the main propulsion system and the power generation system.

•	Enhancements to environmental compliance policies and associated training.

•	Improvements to various bilge water collection systems and related record keeping processes.

Many of the Company’s own initiatives were incorporated into an Environmental Compliance Program (ECP), which was part of the settlement agreement reached with the Department of Justice today.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 35 offshore drilling units, consisting of 20 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jack-up drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729